800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media, contact: Fred Solomon Manager, Corporate Communications Phone: (724) 830-6650 Media Hotline: (888)233-3583 E-Mail: fsolomo@alleghenyenergy.com	Investor contact: Max Kuniansky Executive Director, Investor Relations and Corporate Communications Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy to Appeal Decision in Merrill Lynch Case

GREENSBURG, Pa., July 18, 2005–Allegheny Energy, Inc. (NYSE: AYE) said today that it will appeal a federal judge’s decision in its fraud and breach of contract case against Merrill Lynch & Co., Inc. In a decision issued today, U.S. District Judge Harold Baer Jr. found against Allegheny on its breach of contract and fraudulent inducement claims.

Today’s decision relates to a dispute regarding Allegheny’s purchase of Merrill’s Global Energy Markets trading business in 2001. Judge Baer confirmed his earlier summary judgment that Allegheny must pay Merrill Lynch $115 million plus interest for the repurchase of a minority equity interest in Allegheny Energy Supply, LLC, a subsidiary of Allegheny Energy. The equity stake was issued to Merrill Lynch in 2001 as partial payment for Global Energy Markets. The purchase agreement provided that Merrill Lynch could require Allegheny to repurchase the equity under certain conditions. Merrill brought this action to enforce the repurchase.

While the appeal is pending, Allegheny will not be required to make any payment to Merrill Lynch but will likely be required to post some form of collateral with the court in connection with its appeal.

In the first quarter of 2005, Allegheny recorded a $38.5 million (pre-tax) charge to reflect estimated interest on the $115 million amount through March 31, 2005. To the extent that today’s decision is upheld, the $115 million payment would be treated as a purchase of Merrill Lynch’s minority interest and would therefore have no effect on Allegheny’s earnings.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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